Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-240151; No. 333-257358; No. 333-220235; No. 333-222811; No. 333-215270; No. 333-215269; No. 333-213307; No. 333-209590; and No. 333-177243) on Form S-8, in the registration statement (No. 333-237356) on Form S-3 and in the registration statement (No. 333-261868) on Form S-4 of OceanFirst Financial Corp. and subsidiaries (the Company) of our reports dated February 25, 2022, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Short Hills, New Jersey
February 25, 2022